Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Marker Therapeutics, Inc. on Form S-3 (the “Registration Statement”) of our report dated March 25, 2024, with respect to our audits of the consolidated financial statements of Marker Therapeutics, Inc. as of December 31, 2023 and 2022 and for each of the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Marker Therapeutics, Inc. for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Houston, Texas

January 10, 2025